EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports First Quarter 2010 Results

- Revenue from Ongoing Business Operations Increased 13%, and Gross Margins Improved

over 1,200 Basis Points Compared to First Quarter of 2009 -

HOPKINTON, Mass., April 29, 2010 — Caliper Life Sciences, Inc. (NASDAQ: CALP), today reported its first quarter 2010 results.

First Quarter Results:

•      GAAP revenues for the quarter increased to $28.7 million, or 1%, from $28.5 million in the same period in 2009.  First quarter revenue from the Company’s ongoing business operations, which excludes the effects of divested non-core operations (see table entitled “Non-GAAP Revenues”), grew 13% compared to the same period in 2009.  Revenues from the Company’s LabChip® and IVIS® product families comprised 71% of total revenues in the quarter and grew 31% and 26%, respectively, compared to the same period in 2009.  Foreign currency movements benefited total revenues by approximately 2% compared to the first quarter of 2009.

•      Gross margin in the first quarter of 2010 increased over 1,200 basis points to 51.5% compared to 39.1% in the first quarter of 2009. The combined gross margin of product and service revenues was 47.0% in the first quarter of 2010 compared to 34.7% in the first quarter of 2009.  The overall gross margin improvement was principally driven by product sales which increased by 11%, and featured a greater mix of proprietary high margin instruments and consumables tied to the LabChip and IVIS product families. The Company’s divestiture of its former pre-clinical in vivo services business in the fourth quarter of 2009, which carried lower margins, quality improvements that resulted in lower warranty costs, and material cost reductions were additional factors that contributed to the improvement in the Company’s overall gross margin in the first quarter.

•      GAAP net loss was $2.2 million for the quarter, or $0.04 per basic share, compared to GAAP net loss of $6.6 million, or $0.14 per basic share, in the first quarter of 2009. The $4.4 million bottom line improvement over 2009 resulted principally from increased gross margin improvements, and to a lesser extent, lower operating costs compared to the first quarter of 2009.

•      The Company achieved non-GAAP loss of $0.02 per basic share in the first quarter of 2010 compared to a non-GAAP net loss per basic share of $0.10 in the same period in 2009 (see table entitled “Non-GAAP Earnings per Share”).

•      Cash, cash equivalents and marketable securities totaled $36.4 million as of March 31, 2010, compared to $38.0 million as of December 31, 2009.  Outstanding credit line borrowings were $14.9 million as of March 31, 2010, which was unchanged from December 31, 2009.

“Our LabChip and IVIS performance is the result of solid R&D investments and positioning these products in attractive biotherapeutics, genomics and optical imaging markets.  The revenue growth from these patent-protected, high gross margin platforms is driving improvement to our bottom line,” commented Kevin Hrusovsky, Caliper’s president and CEO.  “We believe the continued adoption of our existing products, bolstered by the strong interest in our recently launched LabChip XT and Quantum FX instruments will enable us to sustain this strong momentum,” added Hrusovsky.

Recent Business Highlights:

•      On April 19, the Company introduced the Quantum FX at the American Association for Cancer Research Annual Meeting 2010.  The Quantum FX is a low dose, microCT system that provides researchers with a 3-dimensional anatomical view of disease activity, tumor development and therapeutic response over multiple time points during the course of a study.

•      On April 15, the Company announced a partnership with Access Genetics which is expected to accelerate adoption of LabChip GX instruments in the molecular diagnostics market.

•      Earlier in the first quarter the Company announced the establishment of a scientific advisory board to guide the Company’s efforts in automated sample preparation for next generation and third generation sequencing platforms.  The Company also launched LabChip XT, an automated nucleic acid fractionation instrument that eliminates a key bottleneck in the current workflow for next generation sequencing.

•      Also in the first quarter, the Company filed a lawsuit, along with Stanford University, against Carestream Health, Inc. for willful infringement of seven patents (which comprise a portion of Caliper’s “Optical Imaging Patent Suite™”) that encompass methods for non-invasive in vivo imaging of fluorescence and bioluminescence in animals and that are exclusively licensed to the Company by Stanford.

2010 Guidance

The Company is expecting revenues to grow between 4-6% on an organic basis in 2010 over 2009 pro forma revenue from continuing operations of $119.7 million. Assuming present rates, currency movements compared to 2009 are expected to benefit reported revenues modestly in the first half of the year and show a reversing trend in the second half of the year, resulting in a less than 1% impact on revenue growth on a full year basis.

Use of Non-GAAP Financial Measures

The Company supplements its GAAP financial reporting with certain non-GAAP financial measures. Reconciliations of the Company’s GAAP to non-GAAP revenue and earnings per share are provided at the end of this release under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Certain revenue growth percentages in this press release are derived from non-GAAP revenues which exclude the impact of revenue from product lines which were divested in the fourth quarters of 2008 and 2009.  The term “organic” revenue growth eliminates the impact of these divestitures and foreign currency movements during the quarter to reflect growth percentages on a constant currency basis. The Company believes that providing this additional information enhances investors’ understanding of the financial performance of the Company’s operations and increases the comparability of its current financial statements to prior periods.

The Company will discuss its first quarter results in a conference call to be held today, April 29 at 9:00 a.m. ET. To participate in the call, please dial 888.713.4205 five to ten minutes prior to the call and use the participant passcode of 15750779. International callers may access the call by dialing 617.213.4862 and entering the same passcode. You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PVDDVQLT9.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the second quarter of 2010.

Telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a telephone playback of the proceedings from April 29 through May 6, dial 888.286.8010 and use the participant passcode of 83344888.  International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results, enabling the translation of those results into cures for human disease. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expected organic revenue growth in 2010 and Caliper’s expectations regarding foreign currency impacts and the continued adoption of Caliper’s existing and newly introduced product lines are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products, and unanticipated difficulties may be encountered in

Caliper’s marketing and selling of it recently launched products, such as the Quantum FX imaging system and the LabChip XT instrument for automated nucleic acid fractionation. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2009. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper, IVIS, and LabChip are registered trademarks of Caliper Life Sciences, Inc.

Contacts:

Peter F. McAree

SVP and Chief Financial Officer

508.497.2215

Media:

Stacey Holifield or Tom Pitta

Schwartz Communications

781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Product revenue	$20,367	$18,309
Service revenue	5,081	7,657
License fees and contract revenue	3,204	2,506

Total revenue	28,652	28,472

Costs and expenses:
Cost of product revenue	10,296	11,253
Cost of service revenue	3,190	5,707
Cost of license revenue	405	392
Research and development	4,347	4,551
Selling, general and administrative	10,858	11,185
Amortization of intangible assets	1,254	1,557
Restructuring charges, net	31	23

Total costs and expenses	30,381	34,668

Operating loss	(1,729)	(6,196)
Interest expense, net	(130)	(212)
Other expense, net	(351)	(183)
Provision for income taxes	(8)	(54)

Net loss	$(2,218)	$(6,645)

Net loss per share, basic and diluted	$(0.04)	$(0.14)
Shares used in computing net loss per common share, basic and diluted	49,479	48,626

Reconciliation of GAAP to Non-GAAP Financial Measures

Non-GAAP Earnings per Share (see explanation of adjustments below)

	Three Months Ended
	March 31,
	2010	2009

GAAP EPS - Basic	$(0.04)	$(0.14)
Adjustments:
Acquisition related intangible amortization (1)	1,254	1,557
Restructuring and severance costs (2)	31	51
Total Adjustments	$1,285	$1,608

Per share effect of total adjustments	0.03	0.03

Adjusted loss per share – basic and diluted	$(0.02)	$(0.10)

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding amortization of intangible assets, impairment charges and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

(1)

We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

(2)

We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Non-GAAP Revenues

	Quarter Ended March 31,
	GAAP		Non-GAAP Adjustments (1)		Non-GAAP		GAAP	Non-GAAP
	2010	2009	2010	2009	2010	2009	% Chg	% Chg(2)
	(in thousands)
Imaging	$13,466	$10,741	$—	$(42)	$13,466	$10,699	25%	26%
Research	14,018	13,521	—	(343)	14,018	13,178	4%	6%
Services (CDAS)	1,168	4,210	—	(2,757)	1,168	1,453	(72)%	(20)%
Total revenue	$28,652	$28,472	$—	$(3,142)	$28,652	$25,330	1%	13%

(1)

For purposes of comparing growth rates for each of the three principal areas of our business, the above non-GAAP table reconciliations exclude revenues related to the AutoTrace product lines divested in November 2008, as well as revenues related to Xenogen Biosciences Corporation which was divested in December 2009.

(2)	Currency effects reduced the above growth rates by 2% for both the Research and Imaging strategic business units, and on a total revenue basis.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$36,411	$38,047
Accounts receivable, net	21,181	26,816
Inventories	12,204	11,525
Other current assets	3,348	2,385

Total current assets	73,144	78,773
Property and equipment, net	9,058	9,107
Intangible assets, net	23,969	25,222
Goodwill	21,011	21,011
Other assets	320	359

Total assets	$127,502	$134,472

Liabilities and stockholders’ equity
Current liabilities	$32,859	$36,773
Credit facility	14,900	14,900
Other long-term obligations	9,126	9,789
Stockholders’ equity	70,617	73,010

Total liabilities and stockholders’ equity	127,502	134,472

*Note: Derived from audited financial statements for the year ended December 31, 2009.

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